Exhibit 99.1

Exhibit 99.1	Earnings Release of January 18, 2011

HENNESSY ADVISORS, INC. ANNOUNCES FIRST QUARTER EARNINGS OF $0.05 PER SHARE

Novato, CA - Hennessy Advisors, Inc. (OTCBB:HNNA) today announced fully diluted earnings per share for Hennessy Advisors, Inc. of $0.05 for the first quarter of 2011, which ended December 31, 2010. While total assets under management decreased by approximately 6%, a corresponding reduction in expenses drove an increase in earnings per share of 25% versus the prior comparable period.

“We are pleased to report that our first quarter earnings have increased versus last year, despite tremendous volatility in the financial markets,” said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. “We continue to diligently monitor and reduce operational costs wherever possible. The company is lean, and I believe that as the economy continues its recovery, any increase in assets under management will strongly benefit our bottom line,” he added.

Hennessy Advisors, Inc.

Financial Highlights

Period to Period

	Three Months Ended
First Quarter	Dec. 31, 2010	Dec. 31, 2009	$ Change	% Change
Total Revenue	$1,949,259	$1,998,643	$(49,384)	-2.5%
Net Income	$266,258	$203,467	$62,791	30.9%
Earnings per share (diluted)	$0.05	$0.04	$0.01	25.0%
Weighted Average number of shares outstanding (diluted)	5,719,554	5,697,476	22,078	0.4%
Mutual Fund Average Assets Under Management	$896,409,336	$932,981,918	$(36,572,582)	-3.9%

At Period Ending Date	Dec. 31, 2010	Dec. 31, 2009	$ Change	% Change
Mutual Fund Total Assets
Under Management	$885,353,734	$944,915,487	$(59,561,753)	-6.3%
Retained Earnings	$14,944,131	$15,003,850	$(59,719)	-0.4%

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.